Exhibit 99.1

Talon Therapeutics, Inc. Reports Second Quarter 2012 Financial Results

South San Francisco, California, August 13, 2012 – Talon Therapeutics, Inc., (OTCBB:TLON), today reported financial results for the three and six months ended June 30, 2012.

“The FDA’s decision to approve our NDA seeking accelerated approval of Marqibo(R) (vinCRIStine sulfate LIPOSOME injection) is a seminal event for Talon,” stated Steven R. Deitcher, President, Chief Executive Officer and Board Member of Talon Therapeutics. "Our focus now turns to making Marqibo(R) available to patients in the United States. We are operating on parallel commercialization paths, including planning activities to launch Marqibo(R) ourselves, as well as consideration of strategic partnerships.”

Recent Corporate Highlights:
·
FDA approves new drug application (NDA) seeking accelerated approval of Marqibo(R) for the treatment of adult patients with Philadelphia chromosome negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies.

·	Enrollment and dosing of the first patient in the Phase 3 confirmatory study of Marqibo(R) in adults (60 years of age and older) with newly diagnosed Ph- ALL.
·	Appointment of Thomas DeZao as Vice President of Commercial Operations and Planning and initiation of commercialization activities.

Three Months Ended June 30, 2012 Financial Results

For the three months ended June 30, 2012, Talon reported a net loss of $60.8 million and deemed dividends attributable to preferred stock of $1.5 million, which when combined, resulted in a net loss applicable to common stockholders of $62.3 million, or $2.85 per share.  This compares to a net loss of $6.0 million and deemed dividends of$1.0 million, which when combined, resulted in a net loss of $7.0 million, or $0.33 per share, for the three months ended June 30, 2011. The change in fair value of Talon’s preferred stockholders’ rights to purchase additional shares of preferred stock contributed to $55.5 million, or $2.54 per share, of the total net loss applicable to common stockholders for the three months ended June 30, 2012. The deemed dividends attributable to preferred stock contributed to $1.5 million, or $0.07 per share, of the total net loss applicable to common stockholders for the three months ended June 30, 2012.

Total operating expenses for the three months ended June 30, 2012 were $3.7 million, compared with $4.8 million for the three months ended June 30, 2011. Research and development expenses were $2.2 million for the three months ended June 30, 2012, compared with $3.5 million for the corresponding period in the preceding year.  The decrease of $1.3 million reflects a reduction in clinical and manufacturing activity following the submission of Talon’s NDA for Marqibo(R), offset by a slight increase in personnel related expenses.  General and administrative expenses were $1.5 million for the three months ended June 30, 2012, compared with $1.3 million for the corresponding period in the preceding year.

As of June 30, 2012, the Company had cash and cash equivalents of $3.0 million.  Cash used in operations was $3.8 million for the three months ended June 30, 2012.

Six Months Ended June 30, 2012 Financial Results

For the six months ended June 30, 2012, Talon reported a net loss of $91.3 million and deemed dividends attributable to preferred stock of $7.2 million, which when combined, resulted in a net loss applicable to common stockholders of $98.5 million, or $4.50 per share.  This compares to a net loss of $16.5 million and deemed dividends of$1.9 million, which when combined, resulted in a net loss of $18.4 million, or $0.86 per share, for the six months ended June 30, 2011. The change in fair value of Talon’s preferred stockholders’ rights to purchase shares of preferred stock contributed to $80.2 million, or $3.67 per share, of the total net loss applicable to common stockholders for the six months ended June 30, 2012. The deemed dividends attributable to preferred stock contributed to $7.2 million, or $0.33 per share, of the total net loss applicable to common stockholders for the six months ended June 30, 2012.

Total operating expenses for the six months ended June 30, 2012 were $8.1 million, compared with $11.4 million for the six months ended June 30, 2011. Research and development expenses were $4.9 million for the six months ended June 30, 2012, compared with $8.7 million for the corresponding period in the preceding year.  The decrease of $3.8 million reflects decreased activity following the submission of Talon’s NDA for Marqibo(R) , offset by expenses related to the March 2012 Oncologic Drugs Advisory Committee (ODAC) meeting.  General and administrative expenses were $3.2 million for the six months ended June 30, 2012, compared with $2.8 million for the corresponding period in the preceding year.

Cash used in operations was $8.2 million for the six months ended June 30, 2012.

About Marqibo(R)

Marqibo is a novel, sphingomyelin/cholesterol liposome-encapsulated, formulation of vincristine sulfate. Vincristine, a microtubule inhibitor, is FDA-approved for ALL and Non-Hodgkin's Lymphoma (NHL) and is widely used in combination regimens for treatment for a variety of adult and pediatric hematologic and solid tumor malignancies. The Optisome(TM) nanoparticle encapsulation technology, utilized by Talon, has been shown to provide prolonged circulation of vincristine in the blood.

Marqibo has received orphan drug designation for the treatment of ALL from the FDA and from the European Medicines Agency (EMA). Talon intends to submit a Marketing Authorization Application to the EMA in 2013.

Please see important safety information below and the full prescribing information for Marqibo at www.marqibo.com.

Indication and usage

Marqibo is a liposomal vinca alkaloid indicated for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progresses following two or more anti-leukemia therapies. This indication is based on overall response rate. Clinical benefit such as improvement in overall survival has not been verified.

Important safety information

CONTRAINDICATIONS

·	Marqibo is contraindicated in patients with demyelinating conditions including Charcot-Marie-Tooth syndrome
·	Marqibo is contraindicated in patients with hypersensitivity to vincristine sulfate or any of the other components of Marqibo (vinCRIStine sulfate LIPOSOME injection
·	Marqibo is contraindicated for intrathecal administration

WARNING

See full prescribing information for complete boxed warning.

·	For Intravenous Use Only -- Fatal if Given by Other Routes
·	Death has occurred with intrathecal use
·
Marqibo (vinCRIStine sulfate LIPOSOME injection) has different dosage recommendations than vinCRIStine sulfate injection. Verify drug name and dose prior to preparation and administration to avoid overdosage.

Warnings and Precautions

For Intravenous Use Only

For Intravenous use only. Fatal if given by other routes.

Extravasation Tissue Injury

Only administer through a secure and free-flowing venous access line. If extravasation is suspected, discontinue infusion immediately and consider local treatment measures.

Neurologic Toxicity

Sensory and motor neuropathies are common and are cumulative. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, hyporeflexia, areflexia, neuralgia, jaw pain, decreased vibratory sense, cranial neuropathy, ileus, burning sensation, arthralgia, myalgia, muscle spasm, or weakness, both before and during treatment. Orthostatic hypotension may occur. The risk of neurologic toxicity is greater if Marqibo is administered to patients with preexisting neuromuscular disorders or when other drugs with risk of neurologic toxicity are being given. In the studies of relapsed and/or refractory adult ALL patients, Grade >= 3 neuropathy events occurred in 32.5% of patients. Worsening neuropathy requires dose delay, reduction, or discontinuation of Marqibo.

Myelosuppression

Monitor complete blood counts prior to each dose of Marqibo. If Grade 3 or 4 neutropenia, thrombocytopenia, or anemia develops, consider Marqibo dose modification or reduction as well as supportive care measures.

Tumor Lysis Syndrome

Tumor lysis syndrome (TLS) may occur in patients with ALL receiving Marqibo. Anticipate, monitor for, and manage.

Constipation and Bowel Obstruction

Ileus, bowel obstruction, and colonic pseudo-obstruction have occurred. Marqibo can cause constipation. Institute a prophylactic bowel regimen to mitigate potential constipation, bowel obstruction, and/or paralytic ileus, considering adequate dietary fiber intake, hydration, and routine use of stool softeners, such as docusate. Additional treatments, such as senna, bisacodyl, milk of magnesia, magnesium citrate, and lactulose may be considered.

Fatigue

Marqibo can cause severe fatigue. Marqibo dose delay, reduction, or discontinuation may be necessary.

Hepatic Toxicity

Fatal liver toxicity and elevated levels of aspartate aminotransferase have occurred. Elevated levels of aspartate aminotransferase of Grade >=3 occurred in 6-11% of patients in clinical trials. Monitor hepatic function tests. Reduce or interrupt Marqibo for hepatic toxicity.

Embryofetal Toxicity

Marqibo can cause fetal harm when administered to a pregnant woman. Vincristine sulfate liposome injection was teratogenic or caused embryo-fetal death in animals. Women of childbearing potential should avoid becoming pregnant while being treated with Marqibo. There are no adequate and well-controlled studies of Marqibo in pregnant women and there were no reports of pregnancy in any of the clinical studies in the Marqibo clinical development program. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus [see Use in Specific Populations].

Adverse Reactions

The most common adverse reactions (>30%) were constipation (57%), nausea (52%), pyrexia (43%), fatigue (41%), peripheral neuropathy (39%), febrile neutropenia (38%), diarrhea (37%), anemia (34%), decreased appetite (33%), and insomnia (32%).

The most commonly reported SAEs included febrile neutropenia (20.5%), pyrexia (13.3%), hypotension (7.2%), respiratory distress (6.0%), and cardiac arrest (6.0%).

Twenty-eight percent of patients experienced adverse reactions leading to treatment discontinuation. The most common adverse reactions that caused treatment discontinuation were peripheral neuropathy (10%), leukemia-related (7%), and tumor lysis syndrome (2%).

Deaths occurred in 23% of patients in study 1. The non-leukemia related causes of deaths were brain infarct (1), intracerebral hemorrhage (2), liver failure (1), multi-system organ failure (2), pneumonia and septic shock (3), respiratory failure (4), pulmonary hemorrhage (1), and sudden cardiac death (1).

Drug Interactions

No formal drug interaction studies have been conducted with Marqibo. Marqibo is expected to interact with drugs known to interact with non-liposomal vincristine sulfate.

Simultaneous oral or intravenous administration of phenytoin and antineoplastic chemotherapy combinations that included non-liposomal vincristine sulfate has been reported to reduce blood levels of phenytoin and to increase seizure activity.

CYP3A Interactions

Vincristine sulfate, the active agent in Marqibo, is a substrate for cytochrome P450 3A isozymes (CYP3A); therefore, the concomitant use of strong CYP3A inhibitors should be avoided (e.g., ketoconazole, itraconazole, voriconazole, posaconazole, clarithromycin, atazanavir, indinavir, nefazodone, nelfinavir, ritonavir, saquinavir, telithromycin). Similarly, the concomitant use of strong CYP3A inducers should be avoided (e.g., dexamethasone, phenytoin, carbamazepine, rifampin, rifabutin, rifapentine, phenobarbital, St. John's Wort).

P-glycoprotein Interactions

Vincristine sulfate, the active agent in Marqibo, is also a substrate for P-glycoprotein (P-gp). The effect of concomitant use of potent P-gp inhibitors or inducers has not been investigated; it is likely that these agents will alter the pharmacokinetics or pharmacodynamics of Marqibo. Therefore the concomitant use of potent P-gp inhibitors or inducers should be avoided.

Use in Specific Populations

Pregnancy

Pregnancy Category D [see Warnings and Precautions]

Based on its mechanism of action and findings from animal studies, Marqibo can cause fetal harm when administered to pregnant women.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus. In an embryofetal developmental study, pregnant rats were administered vincristine sulfate liposome injection intravenously during the period of organogenesis at vincristine sulfate doses of 0.022 to 0.09 mg/kg/day. Drug-related adverse effects included fetal malformations (skeletal and visceral), decreases in fetal weights, increased numbers of early resorptions and post-implantation losses, and decreased maternal body weights Malformations were observed at doses >= 0.044 mg/kg/day in animals at systemic exposures approximately 20-40% of those reported in patients at the recommended dose.

Nursing Mothers

It is not known whether this drug is excreted in human milk. Because many drugs are excreted in human milk and because of the potential for serious adverse reactions in nursing infants, a decision should be made whether to discontinue nursing or discontinue the drug taking into account the importance of the drug to the mother.

Pediatric Use

The safety and effectiveness of Marqibo in pediatric patients have not been established.

Geriatric Use

Safety and effectiveness in elderly individuals have not been established. In general, dose selection for an elderly patient should be cautious, reflecting the greater frequency of decreased hepatic, renal, or cardiac function, and of concomitant disease or other drug therapy.

Renal Impairment

The influence of renal impairment on the safety, efficacy, and pharmacokinetics of Marqibo has not been evaluated.

Hepatic Impairment

Non-liposomal vincristine sulfate is excreted primarily by the liver. The influence of severe hepatic impairment on the safety and efficacy of Marqibo has not been evaluated. The pharmacokinetics of Marqibo was evaluated in patients with moderate hepatic dysfunction (Child-Pugh B) secondary to melanoma liver metastases. The dose-adjusted maximum plasma concentration (Cmax) and area under the concentration-time curve (AUC) of Marqibo in patients with moderate hepatic impairment was comparable to the Cmax and AUC of patients with ALL who had otherwise normal hepatic function.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees.

In addition to Marqibo(R), Talon has additional pipeline opportunities some of which, like Marqibo(R), have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

Additional information on Talon Therapeutics can be found at www.talontx.com.

The Talon Therapeutics, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=3290

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding Talon’s ability to secure a strategic partner to commercialize Marqibo(R) , its ability to commercialize Marqibo(R) by itself if no such partner is secured,  and the timing of Talon's ongoing and planned clinical trials. Such statements involve risks and uncertainties that could cause Talon's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Such risks and uncertainties include: Talon’s lack of experience commercializing pharmaceutical products; that Talon will be able to secure the additional capital necessary to fund its product development programs, including Marqibo(R), to completion; Talon's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Talon assumes no obligation to update these statements, except as required by law.

CONTACT: Talon Therapeutics, Inc.

         Investor & Media Contacts:

         Investor Relations Team

         (650) 588-6641

         investor.relations@talontx.com

TALON THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$3,042	$1,029
Prepaid expenses and other current assets	521	635
Total current assets	3,563	1,664

Property and equipment, net	48	72
Debt issuance costs	622	751
Other long-term assets	33	—
Total assets	$4,266	$2,487

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$2,975	$4,557
Other short-term liabilities	2	2
Total current liabilities	2,977	4,559
Notes payable, net of discount	24,427	24,033
Other long-term liabilities	1	2
Investors’ right to purchase future shares of Series A-1 and A-2 preferred stock	—	1,772
Investors’ right to purchase future shares of Series A-3 preferred stock	89,463	—
Warrant liabilities	1,646	502
Total long term liabilities	115,537	26,309
Total liabilities	118,514	30,868
Redeemable convertible preferred stock; $0.001 par value:
10 million shares authorized; 0.5 and 0.4 million issued and outstanding as of June 30, 2012 and December 31, 2011, respectively; aggregate liquidation value of $62.0 million and $46.4 million at June 30, 2012 and December 31, 2011, respectively	35,336	30,643

Stockholders' deficit:
Common stock; $0.001 par value:
600 million shares authorized; 21.9 and 21.8 million shares issued and outstanding at June 30, 2012 and December 31, 2011	22	22
Additional paid-in capital	121,615	120,887
Accumulated deficit	(271,221)	(179,933)
Total stockholders' deficit	(149,584)	(59,024)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$4,266	$2,487

TALON THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating expenses:
General and administrative	$1,496	$1,277	$3,181	$2,757
Research and development	2,172	3,533	4,914	8,677
Total operating expenses	3,668	4,810	8,095	11,434

Loss from operations	(3,668)	(4,810)	(8,095)	(11,434)
Other expense (including non-cash charges):
Interest expense	(938)	(887)	(1,876)	(1,768)
Other income, net	1	2	1	7
Change in fair market value of warrant liabilities	(700)	(338)	(1,155)	(796)
Impairment of available-for-sale	—	—	—	(76)
Change in fair market value of rights to purchase shares of Series A-3 Preferred Stock	(55,492)	—	(79,156)	—
Change in fair market value of rights to purchase additional shares of Series A-1 and A-2 Preferred Stock	—	(17)	(1,007)	(2,399)
Total other expense	(57,129)	(1,240)	(83,193)	(5,032)

Net loss	$(60,797)	$(6,050)	$(91,288)	$(16,466)

Deemed dividends attributable to preferred stock in connection with accretion	(1,343)	(972)	(2,619)	(1,913)
Deemed dividends attributable to preferred stock in connection with embedded conversion features	(197)	—	(4,549)	—
Net loss applicable to common stock	(62,337)	(7,022)	(98,456)	(18,379)

Net loss per share, basic and diluted	$(2.85)	$(0.33)	$(4.50)	$(0.86)

Weighted average shares used in computing net loss per share, basic and diluted	21,883	21,423	21,865	21,334